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                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                    (in thousands, except per share amounts)

                                                Three Months      Three Months
                                                Ended             Ended
                                                March 31, 2000    March 31, 1999
                                                --------------    --------------


BASIC EARNINGS (LOSS) PER SHARE CALCULATION:

Net Income (loss)                                       $4,412          $ (331)

Weighted average number of shares
of common stock                                          4,328           4,933

Earnings (loss) per share - basic                       $ 1.02          $(0.07)


DILUTED EARNINGS (LOSS) PER SHARE CALCULATION:

Net Income (loss)                                       $4,412           $(331)

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                      4,328           4,933

  Common stock equivalents issuable under stock
   option plans                                             97             -0-

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                4,425           4,933

Earnings (loss) per share - diluted                     $ 1.02          $(0.07)